Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Helios Technologies, Inc. on Form 10-K for the year ended December 30, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Helios Technologies, Inc. on Forms S-8 (File No. 333-272462, File No. 333-232173, File No. 333-158245, File No. 333-124174, and File No. 333-66008).

/s/ Grant Thornton LLP

Tampa, Florida
February 27, 2024